EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 33-23950, 33-70284, 333-03081, 333-03083, and 333-91418 on Form S-8 of our report dated December 14, 2006 relating to the financial statements of Max & Erma’s Restaurants, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s change of accounting for share-based payments as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and change of accounting for conditional asset retirement obligations as required by Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations-An Interpretation of FASB Statement No. 143), incorporated by reference in this Annual Report on Form 10-K of Max & Erma’s Restaurants, Inc. for the year ended October 29, 2006.
DELOITTE & TOUCHE LLP
Columbus, Ohio
January 17, 2007